                                                                    EXHIBIT 2(b)

                            LETCHWORTH INDEPENDENT
                            BANCSHARES CORPORATION


                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                           THE MAHOPAC NATIONAL BANK
                  At a Purchase Price of $9,700.00 Per Share


             THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
      ON FRIDAY, FEBRUARY 26, 1999, UNLESS THE TENDER OFFER IS EXTENDED.


     LETCHWORTH INDEPENDENT BANCSHARES CORPORATION, a New York corporation (the "Purchaser"), hereby offers to purchase all outstanding shares of common stock, par value $100.00 per share (the "Shares"), of The Mahopac National Bank (the"Bank") at a purchase price of $9,700.00 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Stockholders of the Company are referred to herein as the "Stockholders."

     There is no active trading market for the Shares.

                             ____________________

                         THE OFFER IS CONDITIONED UPON
                          THE RECEIPT BY THE BANK AND
                        THE PURCHASER OF ALL APPLICABLE
                     GOVERNMENTAL AND REGULATORY APPROVALS
                         REQUIRED FOR THE ACQUISITION
                        OF THE SHARES BY THE PURCHASER.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ____________________

            The date of this Offer to Purchase is January 21, 1999

                             ____________________

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     No person has been authorized to give any information or make any representations in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Purchaser.

     The Offer is being made by the Purchaser in reliance on certain exemptions from the registration requirements of the Securities Act of 1933, as amended. The Purchaser will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Shares. Regular employees of the Purchaser may solicit sales from the holders of Shares, but they will not receive additional compensation therefor.


                               TABLE OF CONTENTS
                               -----------------

Section                                                                      Page
-------                                                                      ----
   1.     Terms of the Offer                                                  5

   2.     Acceptance for Payment and Payment                                  5

   3.     Procedure for Tendering Shares                                      6

   4.    Withdrawal Rights                                                    6

   5.    Present Intention of Certain Persons with Regard to the Transaction  7

To the Holders of Common Stock of
The Mahopac National Bank:

                                  INTRODUCTION

Letchworth Independent Bancshares Corporation

     Letchworth Independent Bancshares Corporation, a New York corporation (the "Purchaser"), is a bank holding company with one subsidiary, The Bank of Castile. The Bank of Castile is a full service, community oriented commercial bank that offers a full range of commercial and consumer banking services to municipalities, businesses and individuals. During 1997, The Bank of Castile was approved by its regulators to amend its charter to allow it to offer trust and investment services.

     The Bank of Castile conducts its operations through its main office located in Castile, New York, and at its eleven (11) branch offices in towns situated in and around the areas commonly known as The Letchworth State Park in the Genesee Valley Region of New York State. Specifically, it has branch offices in the towns of Arcade, Avon, Batavia, Caledonia, Castile, Gainesville, Geneseo, LeRoy, Perry, York (Retsof), and Warsaw.

Purpose of the Offer.

     The Offer is being made by the Purchaser to acquire all of the Shares. As of the date of the Offer, the Purchaser has entered into a definitive agreement with members of the Ryder/Costello families, pursuant to which all of the Shares owned by members of the Ryder/Costello families will be acquired by the Purchaser at a purchase price of $9,700 per share. In addition, all of the Share owned by members of the Spain family (who own 628 Shares) have elected not to sell their shares to the Purchaser at the current time. Instead, members of the Spain family and the Purchaser have entered into a Shareholder Agreement pursuant to which members of the Spain family shall have the right to acquire all of the Purchaser's shares of common stock of the Bank in approximately two
(2) years for an amount equal to the product of (i) the "Exercise Price" and
(ii) the number of shares of common stock owned by the Purchaser. In the event that members of the Spain family do not exercise this option, the Purchaser has the right to acquire all of the Shares owned by members of the Spain family for an amount equal to the product of (i) the Exercise Price and (ii) the number of shares of common stock owned by the members of the Spain family. It is currently anticipated that the Purchaser will acquire all of the Shares owned by members of the Spain family in approximately two (2) years. The "Exercise Price" is an amount equal to the product (i) .90, and (ii) a fraction, the numerator of which is equal to the "fair market value" of all shares of common stock of the Bank as of the eighteen (18) month anniversary of the Closing Date, and the denominator of which is equal to the total number of issued and outstanding shares of common stock of the Bank as of said anniversary date. The "fair market value" shall be an amount equal to the price which could be obtained for a sale of all of the issued and outstanding shares of common stock of the Bank in a single transaction, all as determined as of the eighteen (18) month anniversary of the Closing Date in accordance with the appraisal procedures set forth in the Shareholder Agreement.

     Stockholders do not have dissenters' right as a result of the Offer. However, Stockholders who do not tender Shares pursuant to the Offer will be entitled to certain rights to dissent and demand appraisal of their Shares in connection with any merger that might be pursued by the Purchaser.

The Offer:

     Offer Price         $9,700 per share of common stock.

     Expiration Date     5:00 p.m. on Friday, February 26, 1999, unless
                         extended.

     Number of Shares    As of the date of this Offer to Purchase, the Company
     Outstanding         had issued and outstanding 2,125 Shares, 1,240 (58.35%)
                         of which are currently held of record by members of the Ryder/Costello families and 628 (29.55%) of which are currently held of record by members of the Spain family.

     Withdrawal Rights        Tenders may be withdrawn at any time before the
                              Expiration Date.  See "Withdrawal Rights."

     How to Tender            Stockholders desiring to tender all or any portion
                              of their Shares should complete and sign the Letter of Transmittal and mail or deliver the Letter of Transmittal to Harris Beach & Wilcox,
                              LLP, together with all other required documents, including the certificates for the Shares being tendered. All such documents and certificates will be held in escrow by Harris Beach & Wilcox, LLP until the first to occur of (i) the tender is withdrawn, or (ii) the closing date. See
                              "Procedure For Tendering Shares."

     Acceptance of Tenders    Subject to the terms and conditions of the Offer,
                              and subject to the receipt of all of the governmental and regulatory approvals, Shares validly tendered and not withdrawn will be accepted on the Expiration Date. THE OFFER IS
                              CONDITIONED UPON THE RECEIPT BY THE BANK AND THE
                              PURCHASER OF ALL APPLICABLE GOVERNMENTAL AND
                              REGULATORY APPROVALS REQUIRED FOR THE ACQUISITION
                              OF THE SHARES BY THE PURCHASER.

     Closing Date             The closing for all of the Shares tendered in
                              connection with this Offer shall be on the first
                              Friday (or the next business day if such day is not a banking business day for banks in New York) mutually acceptable to the Purchaser and members of the Ryder/Costello families following (i) the receipt of all governmental and regulatory approvals necessary for the completion of the transfer contemplated by the Offer; and (ii) the expiration of all waiting periods required by the regulators (the "Closing Date"). It is currently anticipated that the Closing Date will occur on or before April 1, 1999.

     Trading                  There is no present trading market for the Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.   Terms of the Offer.

     Upon the terms and subject to the conditions set forth in the Offer, the Purchaser will accept for payment and pay for, at the time and in the manner set forth in Section 2, all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 5:00 P.M., Eastern Standard time, on Friday, February 26, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Stockholders will receive written notification of any extension, delay, termination, waiver or amendment.

     The Bank has provided the Purchaser with the Bank's stockholder list containing the names and addresses of the record holders of the Shares for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to all record holders of Shares other than the members of the Ryder/Costello families (all of whom have already executed an agreement to sell all of their Shares to the Purchaser) and members of the Spain family.

2.   Acceptance for Payment and Payment.

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of the Offer as so amended), the Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not withdrawn, as soon as practicable after
(i) the receipt by the Bank and the Purchaser of all applicable governmental and regulatory approvals, and (ii) the expiration of all waiting periods required by the regulators.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment Shares validly tendered and not withdrawn if, as and when the Purchaser gives oral or written notice to the stockholder tendering such Shares of (i) its acceptance of the tender of such Shares and (ii) the receipt by the Bank and the Purchaser of all applicable governmental and regulatory approvals. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be transmitted by the Purchaser to the tendering Stockholders. In all cases, however, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Purchaser of (i) certificates for such Shares, (ii) the Letter of Transmittal, properly completed and duly executed, and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Under no circumstances will the Purchaser pay interest on the consideration paid for the Shares by reason of any delay in making such payment.

     If the Purchaser increases the consideration to be paid for the Shares pursuant to the Offer or pursuant to the agreement with the members of the Ryder/Costello families, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer whether or not such Shares were tendered prior to or after such increase in consideration.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if share certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned without expense to the tendering Stockholder, as promptly as practicable following the expiration or termination or withdrawal of the Offer.

3.   Procedure for Tendering Shares.

     To tender Shares pursuant to the Offer, certificates for the Shares to be tendered, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal must be received by the Purchaser at the offices of Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York 14604 (Attn: Patrick J. Dalton, Esq.).

     The method of delivery of Shares, the Letter of Transmittal and all other required documents, including certificates for Shares tendered, is at the option and risk of the tendering Stockholder. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after (i) timely receipt by the Purchaser of share certificates for such Shares, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, (iii) any other documents required by the Letter of Transmittal, (iv) the receipt of any applicable governmental and regulatory approvals, and (v) the expiration of all waiting periods required by the regulators.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. The Purchaser will be under no duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The tender of Shares pursuant to the procedure described above will constitute an agreement between the tendering Stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     All Stockholders should consult with their own tax advisor as to the particular tax consequences of the Offer to them, including the applicability and effect of any state, local and foreign tax laws.

4.   Withdrawal Rights.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 1, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York 14604 (Attn: Patrick J. Dalton, Esq.) (Facsimile (716) 232-6925) and must specify: (i) the name of the person who tendered the Shares to be withdrawn, (ii) the name of the registered holder of the Shares (if different from the tendering Stockholder), (iii) the numbers of the particular certificates evidencing the Shares to be withdrawn, and (iv) the number of Shares to be withdrawn. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Shares withdrawn, however, may be re-tendered by again following the procedure described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser will be under no duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.   Present Intention of Certain Persons with Regard to the Transaction.

     The present intention of the Purchaser is to acquire all of the shares of common stock of the Bank. As of the date of the Offer, the Purchaser has entered into a definitive agreement with members of the Ryder/Costello families, pursuant to which all of the Shares owned by members of the Ryder/Costello families will be acquired by the Purchaser at a purchase price of $9,700 per share. In addition, all of the Share owned by members of the Spain family (who own 628 Shares) have elected not to sell their shares to the Purchaser at the current time. Instead, members of the Spain family and the Purchaser have entered into a Shareholder Agreement pursuant to which members of the Spain family shall have the right to acquire all of the Purchaser's shares of common stock of the Bank in approximately two (2) years for an amount equal to the product of (i) the "Exercise Price" and (ii) the number of shares of common stock owned by the Purchaser. In the event that members of the Spain family do not exercise this option, the Purchaser has the right to acquire all of the Shares owned by members of the Spain family for an amount equal to the product of (i) the Exercise Price and (ii) the number of shares of common stock owned by the members of the Spain family. It is currently anticipated that the Purchaser will acquire all of the Shares owned by members of the Spain family in approximately two (2) years. The "Exercise Price" is an amount equal to the product (i) .90, and (ii) a fraction, the numerator of which is equal to the "fair market value" of all shares of common stock of the Bank as of the eighteen
(18) month anniversary of the Closing Date, and the denominator of which is equal to the total number of issued and outstanding shares of common stock of the Bank as of said anniversary date. The "fair market value" shall be an amount equal to the price which could be obtained for a sale of all of the issued and outstanding shares of common stock of the Bank in a single transaction, all as determined as of the eighteen (18) month anniversary of the Closing Date in accordance with the appraisal procedures set forth in the Shareholder Agreement.

                             PARTICIPATION NOTICE

                                  May 6, 1999

                                                            CHECK APPLICABLE
                                                            BOX BELOW
1.   ELECTION TO AMEND TENDER OFFER

     The undersigned:

     A.   Hereby agrees that the terms of the Tender Offer "
          pursuant to which Letchworth Independent                 [_]
          Bancshares Corporation has agreed to purchase all of the shares of common stock that the undersigned owns in The Mahopac National Bank (the "Bank") are hereby amended by extending the deadline until the close of business on June 4, 1999. The undersigned further acknowledges and agrees that all other terms and conditions set forth in the Tender Offer material originally forwarded on January 21, 1999 remain in full force and effect. As consideration for the extension of the closing deadline, the undersigned acknowledges that the Bank will declare a dividend in the amount of $57.00 per share to shareholders of record of the Bank on June 1, 1999, said dividend to be payable on June
          4, 1999.


     B.   Does not agree to amend the terms and conditions
          of " the Tender Offer. As such, please return all        [_]
          materials currently being held in escrow by Harris
          Beach & Wilcox, LLP to the undersigned at your earliest convenience.

                   __________________________________________
                      Name of Stockholder (please print)

                   __________________________________________
                                   Signature

                   __________________________________________
                     Name of Person Signing (please print)

                   __________________________________________
                                     Title


                            Dated:  May ____, 1999